UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

________________

FORM 8-K

CURRENT REPORT,

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT: November 28, 2000

CHYRON CORPORATION

(Exact Name of Registrant as Specified in Charter)

New York	1-9014	11-2117385
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5 Hub Drive
Melville, New York	11747
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (631) 845-2000

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Item 5. Other Events

Chyron Corporation ("Chyron" or the "Company") and Microsoft Corp. ("Microsoft") have entered into a three year joint development and cooperation agreement to integrate Chyron's interactive television production and streaming media products and services with Microsoft's TV platform and windows Media technologies. In addition, the agreement calls for co-marketing and promotion of jointly developed interactive TV products and services.

In addition, Microsoft purchased 3,096,774 shares of common stock of the Company at a price of $1.9375 for an aggregate investment of $6 million. As a result, Microsoft now owns approximately 9% of the Company. The stock purchase agreement provides that for as long as Microsoft holds securities in excess of 1% of the shares of common stock of the Company outstanding, Microsoft will have the right to participate in future sales of equity securities by the Company in accordance with it's pro rata share of ownership immediately prior to the issuance of the equity securities. The Company will use the proceeds from the sale to fund the development of interactive tools and the growth of the Company's streaming media division. The Company has agreed to prepare and file within 60 days of the closing a registration statement under the Securities Act of 1933 for purposes of registering these shares.

Item 7. Exhibits

1. Common Stock Purchase Agreement.

2. Registration Rights Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

CHYRON CORPORATION

By:	/s/ Dawn R. Johnston
Name:	Dawn R. Johnston
Title:	Senior Vice President and Chief Financial Officer

Date: November 29, 2000